QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.30

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CMA ACQUISITION, INC.

        CMA ACQUISITION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        First: The Board of Directors of the Corporation by unanimous written consent dated and effective as of January 1st, 1994 adopted resolutions proposing and declaring advisable an amendment to Article I of the Certificate of Incorporation of the Corporation, to change the name of the Corporation, and recommending the adoption of such amendment to the stockholders of the Corporation, such amendment reading in its entirety as follows:

"ARTICLE I

        The name of the corporation is Cornell Cox Management Florida, Inc. (the "Corporation"),"

        Second: Thereafter, the foregoing amendment to the Certificate of Incorporation of the Corporation was adopted by the stockholders of the Corporation by a written consent of the sole stockholder dated and effective as of January 1st, 1994.

        Third: The aforesaid amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 242 and 228(a) of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its corporate name by its President and attested by its Secretary dated and effective as of the 1st day of January, 1994.

CMA ACQUISITION, INC.
		By:	/s/ NORMAN R. COX, JR.
Name: Norman R. Cox, Jr. President
ATTEST:
By:	/s/ DAVID M. CORNELL Name: David M. Cornell Secretary

X1

QuickLinks

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF CMA ACQUISITION, INC.